Exhibit 8.2

[Letterhead of Shartsis Friese LLP]

January 17, 2013

KKR Financial Holdings LLC

555 California Street, 50th Floor

San Francisco, CA 94104

Re:                             KKR Financial Holdings LLC
7.375% Series A LLC Preferred Shares
Certain California Income Tax Consequences

Ladies and Gentlemen:

We have acted as special tax counsel for KKR Financial Holdings LLC, a Delaware limited liability company (the “Company”), in connection with the preparation of a preliminary prospectus supplement (the “Preliminary Prospectus Supplement”) dated January 10, 2013 and a prospectus supplement (the “Final Prospectus Supplement” and together with the Preliminary Prospectus Supplement, the “Prospectus Supplement”) dated January 10, 2013, to a prospectus (the “Prospectus”) filed with the Securities and Exchange Commission on November 7, 2011, as part of post-effective amendment no. 1 to a registration statement on Form S-3 (File No. 333-167479) (the “Registration Statement”), with respect to the offer and sale of 14,950,000 7.375% Series A LLC Preferred Shares, no par value, of the Company (the “Preferred Shares”).  You have requested our opinion as to certain California income tax matters.

In giving this opinion letter, we have examined the following:

1.                                      the Company’s Amended and Restated Operating Agreement (the (“Agreement”);

2.                                      the Registration Statement, the Prospectus and the Prospectus Supplement; and

3.                                      such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinion rendered below, we have assumed, with your consent, that:

1.                                      each of the documents identified above has been duly authorized, executed, and delivered, is authentic, if an original, or is accurate, if a copy, and has not been amended;

2.                                      during its taxable year ending December 31, 2013, and future taxable years, the activities of the Company will be conducted as provided in the Agreement and the Registration Statement, the Prospectus and the Prospectus Supplement;

3.                                      the Company will not amend its organizational documents after the date of this opinion in any respect that would affect the opinion expressed below; and

4.                                      no action will be taken by the Company after the date hereof that would have the effect of altering the facts on which the opinion set forth below is based.

In connection with the opinion rendered below, we also have relied on the correctness, without regard to any qualification as to knowledge or belief, of the statements of fact in the Registration Statement, the Prospectus and the Prospectus Supplement.  No facts have come to our attention that would cause us to question the accuracy and completeness of such statements.

Based solely on the documents and assumptions set forth above, we are of the opinion that the descriptions of the law and the legal conclusions in the Prospectus Supplement under the caption “Material California Income Tax Considerations” are correct in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth above.  Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of the facts referred to in this letter.

We do not assume any responsibility for, and make no representation that we have independently verified, the accuracy, completeness or fairness of any of the statements in the Prospectus Supplement or the Prospectus (other than the descriptions of the law and the legal conclusions under the caption “Material California Income Tax Considerations,” as set forth above).

The foregoing opinion is based on current provisions of the California Revenue and Taxation Code and the corresponding regulations, published administrative interpretations of any of the foregoing, and published court decisions.  No assurance can be given that the law will not change in a way that could change our opinion. The foregoing opinion is limited to the California income tax matters addressed herein, and no other opinions are rendered with respect to other California income tax matters, U.S. federal tax matters or to any issues arising under the tax laws of any other country or state or any locality.  We undertake no obligation to update the opinion expressed herein after the date of this letter.  This opinion letter speaks only as of the date hereof.  Except as described in the next paragraph, this opinion letter may not be distributed, quoted as a whole or in part or otherwise reproduced in any document, or filed with any governmental agency, without in each case our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  We also consent to the references to Shartsis Friese LLP under the captions “Material California Income Tax Considerations” and “Legal Matters” in the Prospectus Supplement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Sincerely yours,

SHARTSIS FRIESE LLP

By:	/s/ Geoffrey W. Haynes
Geoffrey W. Haynes